Exhibit 99.1

PRESS RELEASE

Contact: Jami Sharp, Champion Management
972.930.9933; jsharp@championmgt.com

Pizza Inn Announces $1M Franchise Incentive Program
America’s Hometown Pizza Place launches major development package

DALLAS (March 12, 2020) – Amid strong interest from existing franchisees and robust same-store sales, Pizza Inn today announced the roll out of a major multi-unit incentive program designed to fuel additional buffet growth for the brand.

“Pizza Inn continues to offer strong unit economics and new market development opportunities,” said Brandon Solano, CEO of RAVE Restaurant Group. “Our new multi-unit incentive program will give both existing and potential franchisees added motivation to expand their portfolios with Pizza Inn and grow the brand in their communities.”

The new multi-unit incentive program is modeled to deliver incentives in excess of $1 million for new and existing franchisees developing at least five locations. The revenue-based incentives come from a combination of reduced royalties and initial franchise fees. Incentives are also available for development of at least one location.

Interested franchisees should contact Brett Heinen, Vice President of Brand Development, at 469- 384-5108 or visit pizzainn.com/franchise.

Pizza Inn is known nationwide for its exceptional pizza and friendly service. The popular pizza chain’s original pizzas blend everyone’s favorite ingredients to create distinctively unforgettable flavor combinations with homemade pizza crust that is made fresh daily. For the restaurant nearest you, and more information on the entire menu, visit pizzainn.com.

About Pizza Inn
Founded in 1958, Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches and desserts. Pizza Inn is a subsidiary of RAVE Restaurant Group, Inc. (NASDAQ: RAVE) based in Dallas. RAVE owns, franchises and supplies more than 250 Pizza Inn and Pie Five restaurants operating domestically and internationally. For more information, please visit pizzainn.com.

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